Exhibit 99.1
July 31, 2008
To our Executive Officers & Board of Directors:
Please be advised that due to a change in the administrator (from Principal Financial to MassMutual) for the Universal Electronics Inc. (“Universal”) 401(k) and Profit Sharing Plan (the “Plan”), restrictions will be imposed on transactions in Universal common stock within the Plan during a brief transition period. Specifically, no transactions in Universal stock will be permitted during the period beginning at 12:00 a.m. Eastern Daylight Time on July 21, 2008 and expected to end during the week of August 3, 2008 through August 9, 2008 (the “Blackout Period”).
Should you require additional information about the transition of our company 401(k) Plan or about the blackout period referenced above, please contact Rick Firehammer at (440) 708-0720.
Sincerely,

Bryan Hackworth
CFO & Senior Vice President
UNIVERSAL ELECTRONICS INC.
6101 Gateway Drive
Cypress, California 90630
714-820-1000
714-820-1010 Facsimile
www.uei.com